RICK’S CABARET INTERNATIONAL TO BRING MEGA ADULT CLUB TO CHICAGO MARKET WITH ACQUISITION OF CLUB O

Will Expand and Convert Facility to Rick’s Highly Successful Tootsie’s Cabaret Format

HOUSTON, TX, March 24, 2014 -- Rick's Cabaret International, Inc. (NasdaqGM: RICK) announced today that it has signed a definitive agreement to purchase Club O, located in a suburb of Chicago. Rick’s plans to expand and convert it to the Company’s highly successful Tootsie’s Cabaret mega gentlemen’s club format.

Club O was named Best Club in the Midwest in 2012 at the Adult Nightclub Expo in Las Vegas. It currently occupies approximately one-quarter of its 56,000 square foot building, has a 5 a.m. license on weekends and 4 a.m. on weekdays, and is centrally located and highly visible off Interstate 294 and Interstate 80.

Rick’s plans include making fuller, more effective use of the location to establish a major presence in the Chicago market and to leverage the Tootsie’s brand.

“While Club O has been a successful venue for many years in the Chicago area, we anticipate it will be even more so when we refashion its facilities, mode and name to Tootsie’s Cabaret, based on our highly successful adult gentlemen’s club in Florida serving the Miami market,” said Eric Langan, President and CEO of Rick’s Cabaret.

“Tootsies Cabaret Chicago will be a very exciting addition to our growing national network of adult clubs and sports bar/restaurants, and will be especially so once its makeover is completed to include Tootsie’s signature stages, bars, entertainment and sports bar/restaurant attractions. We anticipate that the changeover will be complete by the Spring of 2015. During the transition, the existing Club O will continue to operate as usual.”

Cost of the acquisition is $11.06 million, which includes $2 million for the real estate. Assuming transfer of all necessary permits, licenses and other authorizations, and other items subject to due diligence, closing is expected on or before May 31, 2014. Payment will consist of $4.0 million in cash; a number of restricted shares of Rick's common stock valued at an aggregate of $1.56 million; and a $5.5 million, five-year 4% promissory secured note.

Tootsie’s Cabaret in Florida is one of Rick’s most profitable clubs. It features three levels of VIP areas; abundant stage area seating; full bar service; a lavish lunch, dinner and appetizer menu; and a Knockers Sports Bar. The club has gained national attention after being voted number one adult nightclub in America in 2012 at the Las Vegas Adult Nightclub Expo, and is frequently featured in newspapers and on radio and television programs.

About Rick’s Cabaret

With 43 units, Rick’s Cabaret International, Inc. (NasdaqGM: RICK) is the leading hospitality company operating adult gentlemen’s clubs and sports bar/restaurants in the US. Adult clubs in New York City, Los Angeles, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, Indianapolis and other cities operate under brand names such as “Rick's Cabaret,” “XTC,” “Club Onyx,” “Vivid Cabaret,” “Jaguars” and “Tootsie’s Cabaret.” Sports bar/restaurants, which also feature live entertainment, operate under the brand names “Bombshells” and “Ricky Bobby Sports Saloon.”

For More Information

•	Web: http://www.ricksinvestor.com
•	Twitter: https://twitter.com/rickscabaretinc
•	Facebook: https://www.facebook.com/rickscabaretintl

Forward-looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com